Instructions for Withdrawal
of
Previously Tendered Shares of Preferred Stock
of
Neuberger Berman Real Estate Securities Income Fund Inc.

If you tendered to Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 100% of its outstanding shares of preferred stock, par value $0.0001 per share and a liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A, Auction Market Preferred Shares, Series B, Auction Market Preferred Shares, Series C, Auction Market Preferred Shares, Series D, Auction Market Preferred Shares, Series E, Auction Market Preferred Shares, Series F, Auction Market Preferred Shares, Series G, and Auction Market Preferred Shares, Series H (collectively, the “Preferred Stock”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 1, 2011 and the related Letter of Transmittal, and you wish to withdraw all or any of your shares of Preferred Stock, please fill out the attached Notice of Withdrawal.  If your Preferred Stock is registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Preferred Stock.

1.           Withdrawal.  If you have tendered your Preferred Stock pursuant to the Offer, you may withdraw your shares of Preferred Stock previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal.  If your Preferred Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Stock.

2.           Delivery of Notice of Withdrawal.  Continental Stock Transfer & Trust Company (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on March 28, 2011 (the “Expiration Date”), which is the expiration date of the Offer.  The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Stock. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.  If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Preferred Stock.

3.           Procedures and Signature Guarantee.  The Notice of Withdrawal must specify the name of the person who tendered the Preferred Stock to be withdrawn, the number of shares of Preferred Stock to be withdrawn and the name of the registered holder of Preferred Stock, if different from that of the person who tendered such Preferred Stock.  If the Preferred Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal or an Agent’s Message (as defined in the Offer to Purchase) with (except in the case of Preferred Stock tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Stock.  In addition, such notice must specify the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Preferred Stock.  An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).  If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Shares of Preferred Stock
of
Neuberger Berman Real Estate Securities Income Fund Inc.

Previously Tendered
Pursuant to the Offer to Purchase Dated March 1, 2011

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON
MONDAY, MARCH 28, 2011, UNLESS EXTENDED
This Notice of Withdrawal is Submitted to:

Continental Stock Transfer & Trust Company

By First Class Mail, By Overnight Courier, By Hand:

Continental Stock Transfer & Trust Co.
17 Battery Place – 8th Floor
New York, NY 10004

If you have any questions regarding this Notice of Withdrawal, please contact Okapi Partners LLP, the Information Agent for the Offer, toll free at (877) 796-5274.

DESCRIPTION OF PREFERRED STOCK WITHDRAWN
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Stock Withdrawn*
(1) ☐ All (2) ☐Partial: ____________
*Unless otherwise indicated, it will be assumed that all Preferred Stock is being withdrawn.

This Notice of Withdrawal is to be completed if you tendered shares of preferred stock, par value $0.0001 per share and a liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A, Auction Market Preferred Shares, Series B, Auction Market Preferred Shares, Series C, Auction Market Preferred Shares, Series D, Auction Market Preferred Shares, Series E, Auction Market Preferred Shares, Series F, Auction Market Preferred Shares, Series G, and Auction Market Preferred Shares, Series H (collectively, the “Preferred Stock”), of Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation, in connection with its offer to purchase for cash up to 100% of its outstanding Preferred Stock.

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):	____________________________________________________________ ____________________________________________________________

Date: ______________________, 2011
Printed Names:	____________________________________________________________ ____________________________________________________________
Capacity and Location Signed:	____________________________________________________________
___________________________________________________________________________________________

Address: ___________________________________________________________________________________ ___________________________________________________________________________________________

Guarantee of Signature(s)
(Required if Preferred Stock has been delivered to the Depositary)
[For use by financial institutions only.  Place medallion guarantee in space below.]